CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Beverage Acquisition Corporation

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated August 3, 2006, on the financial statements of Beverage Acquisition Corporation (a development stage company) as of December 31, 2005 and June 30, 2006 and for the periods from November 16, 2005 (inception) to December 31, 2005, the six-months ended June 30, 2006 and the cumulative period from November 16, 2005 (inception) to June 30, 2006, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

August 3, 2006